Copyright Wallet Inc.

(a Delaware corporation)

Form C

Disclosures in Reg CF Offering

[7/1/24]

EXHIBIT A:	RISKS OF INVESTING
EXHIBIT B:	INVESTMENT AGREEMENT
EXHIBIT C:	FORM OF SAFE
EXHIBIT D:	FINANCIAL STATEMENTS
EXHIBIT E:	BACKGROUND CHECKS

i

Form C

Company Disclosures

Purpose of This Form

A Company that wants to raise money using Regulation Crowdfunding must give certain information to prospective Investors, so Investors will have a basis for making an informed decision. The Securities and Exchange Commission, or SEC, has issued regulations at 17 CFR §227.201 listing the information companies must provide. This form – Form C – is the form used to provide that information.

Each heading below corresponds to a section of the SEC’s regulations. In some cases, we’ve provided instructions for the Company completing this form.

§227.201(a) – Basic Information About the Company

Name of Company	Copyright Wallet Inc.
State of Organization (not necessarily where the Company operates, but the State in which the Company was formed)	Delaware
Date Company Was Formed (from the Company’s Certificate of Incorporation)	February 17, 2023.
Kind of Entity	Corporation
Street Address	5943 N East Circle Ave, Chicago, IL, 60631, US
Website Address	mesawallet.io

	Most Recent Fiscal Year	Previous Fiscal Year
Total Assets	$24,902.57	N/A
Cash & Equivalents	$4,473.57	N/A
Account Receivable	$0.00	N/A
Short-Term Debt	$2,500.00	N/A
Long-Term Debt	$35,750.00	N/A
Revenues/Sales	$0.00	N/A
Cost of Goods Sold	$0.00	N/A
Taxes Paid	$0.00	N/A
Net Income	(21,011.43)	N/A

Will the Company use a special purpose vehicle (SPV) in this offering?

YES

NO	X

If the Company intends to use an SPV, complete the following:

Name of SPV
State of Organization (not necessarily where the SPV operates, but the State in which it was formed)
Date SPV Was Formed (from the SPV’s Certificate of Incorporation)
Kind of Entity (Check One)
Street Address

§227.201(b) – Directors and Officers

Person #1

Name: Thomas Athey
All positions with the Company and How Long for Each Position	Position: President, Treasurer, Secretary	How Long: 4 months
Business Experience During Last Three Years (Brief Description)	Co-founder of Portfolio Kings, a community that educated people about options trading and blockchain technology. Host of Bad Trader, a live stream that talks about markets, politics, and sports.
Principal Occupation During Last Three Years	Student
Has this Person Been Employed by Anyone Else During the Last Three Years?	Yes X No
If Yes, List the Name of the Other Employer(s) and its (their) Principal Business	Name:	Business:

Person #2

Name: Andres Botero
All positions with the Company and How Long for Each Position	Position: CEO	How Long: 4 months
Business Experience During Last Three Years (Brief Description)	Lead researcher at Water and Music. Founder of Manga Creative Studios, a creative studio that helps develop artistic projects.
Principal Occupation During Last Three Years	Founder
Has this Person Been Employed by Anyone Else During the Last Three Years?	Yes X No
If Yes, List the Name of the Other Employer(s) and its (their) Principal Business	Name:	Business:

§227.201(c) – Each Person Who Owns 20% or More of the Voting Power

Name	Thomas Athey
Name	Andres Botero
Name
Name
Name

§227.201(d) – The Company’s Business and Business Plan

Our Business

MESA is a digital rights management tool for music creators that helps them capture the value they’ve created. It organizes and version-controls collaborative music projects, creating legal contracts for all collaborators upon project completion. The market is music tech, with competitors including disco.ac, Untitled.stream, Baton, and getcharta.com. MESA's advantages include a unique full-stack admin tool that protects artists' IP, and the use of blockchain technology to enhance the admin stack. Andres, with 20 years of music industry experience, brings extensive domain knowledge to the team. However, a lack of capital to fully accelerate and compete with better-funded companies is a disadvantage.

Currently, we are finishing our beta product, with a few artist teams already testing it. We plan to move to a closed beta with 10-15 artist teams from mid-June to mid-July and open the beta from mid-July through August. Feedback from the beta will be used to deploy MESA 1.0 in September, our first chargeable product. Our goal is to achieve $1,000 MRR by January 2025, with 100 paying users at $10/month. With a 22% monthly growth rate, we aim for $10,000 MRR and $120,000 ARR by January 2026, reaching 1,000 paying users at $10/month. By January 2027, we target $85,000 MRR and $1,000,000 ARR with 8,500 paying users at $10/month.

Opportunities lie in blockchain technology, which can resolve major issues facing musicians today, such as metadata inaccuracies and slow payment cycles. By ensuring clear and protected metadata through IP protection and expediting financial transactions via smart contracts, MESA addresses these issues head-on. Additionally, on-chain systems can restore value to music by introducing new supply and demand dynamics, ultimately enabling artists to get paid better and faster. We aim to provide robust rights management infrastructure to web3 music marketplaces, positioning ourselves uniquely in the evolving music industry. AI also presents potential, with tools like a rights management/legal co-pilot for artists and an AI contract generator. The creative economy is booming, with independent music growing rapidly. Ultimately, we aim to be a tool for all creatives, including scriptwriters, YouTubers, and podcasters.

Our People

Andres Botero oversees product development and brings a rich background in the music industry. He holds a degree in Music Production and Engineering from Berklee College of Music. Andres has developed artists in LATAM who have collectively amassed over a billion streams. He successfully bootstrapped and exited an independent record label in Colombia. His expertise is further bolstered by three years of research and operations experience in the Web 3 music space, including his role as lead researcher at Water and Music and managing premier Web 3-focused artists.

Thomas Athey oversees business development and brings entrepreneurial drive and energy to the team. A recent graduate of Davidson College (May 2024), Thomas has established himself as a serial entrepreneur. He is currently leading his second blockchain-focused startup. His first venture was a community platform dedicated to educating people about blockchain technology, which garnered thousands of members and over one million views across various social media platforms.

§227.201(e) – Number of Employees

The Company currently has 6 employees, full time and part time.

§227.201(f) – Risks of Investing

Required Statement:

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, Investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

Additional statement:

There are numerous risks to consider when making an investment such as this one and financial projections are just that - projections. Returns are not guaranteed. Conditions that may affect your investment include unforeseen construction costs, changes in market conditions, and potential disasters that are not covered by insurance. Review the attached Exhibit A: Risks of Investing for a more expansive list of potential risks associated with an investment in this Company.

§227.201(g) – Target Offering Amount and Offering Deadline

Required Statement:

The minimum amount the Company is trying to raise in this offering – our “target amount” – is $1,000. If we have not raised at least the target amount by September 1, 2024 – our “offering deadline” – then we will terminate the offering and return all the money to investors. Investments made by our principals and affiliates will count toward reaching the target amount.

If we do raise the target amount by the offering deadline then we will take the money raised and begin to use it. We will also continue trying to raise money up to our $250,000 maximum.

If we reach our target amount before the offering deadline we might close the offering early, but only if we provide at least five days’ notice of the new offering deadline.

Loupt Portal LLC will notify investors when and if the target amount has been raised.

§227.201(h) – Commitments that Exceed the Target Offering Amount

Will the Company accept commitments that exceed the Target Offering Amount?	X	Yes
		No
What is the maximum you will accept in this Offering (it may not exceed $5,000,000)?	$250,000
If Yes, how will the Company deal with the oversubscriptions?

We will reduce the subscription of every Investor (including those whose commitments made up the Target Offering Amount) on a pro-rata basis, so that every Investor who subscribes will be able to participate.

	X	We will accept subscriptions on a first-come, first-served basis.
		Other (explain):

§227.201(i) – How the Company Intends to Use the Money Raised in the Offering

The Company is Reasonably Sure it Will Use the Money as Follows:

If we raise the target amount of $1,000:

Use of Money	How Much (approximately)
Portal Fees	$90.00
Other Costs of the Offering (e.g., legal and accounting fees)	$0.00
Development	$540.00
Marketing	$185.00
Operations	$185.00
TOTAL	$1,000.00

If we raise the maximum goal of $250,000:

Use of Money	How Much (approximately)
Portal Fees	$22,500
Other Costs of the Offering (e.g., legal and accounting fees)	$0.00
Development	$136,000.00
Marketing	$45,750.00
Operations	$45,750.00
TOTAL	$250,000.00

§227.201(j) – The Investment Process

To Invest

●	Review this Form C and the Campaign Page;

●	If you decide to invest, press the Invest Now button

●	Follow the instructions

The minimum amount you can invest in the offering is $100.00. Investments above the minimum may be made in increments of $1.00

As part of the investment process, you will be asked to sign our Investment Agreement, which is attached as Exhibit B.

To Cancel Your Investment

You can cancel all or any portion of your investment commitment until 11:59 pm EST on August 30th (48 hours before the offering deadline).

To cancel your investment, send an email to contact@investloupt.com by that time and date. Include your name and the name of the Company.

If you do not cancel your investment commitment by that time and date, your money will be released to the Company upon closing of the offering, and you will receive securities in exchange for your investment.

For more information about the investment and cancellation process, see the Educational Materials on the Platform.

§227.201(k) – Material Changes

Required Statement

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor’s investment commitment will be cancelled, and the committed funds will be returned.

Explanation for Investors

A “material change” means a change that an average, careful investor would want to know about before making an investment decision. A material change could be good or bad. If a material change occurs after you make an investment commitment but before the Offering closes, then the Company will notify you and ask whether you want to invest anyway. If you do not affirmatively choose to invest, then your commitment will be cancelled, your funds will be returned to you, and you will not receive any securities.

§227.201(l) – Price of the Securities

The Company is offering “securities” in the form of Simple Agreements for Future Equity, or “SAFEs.”

A SAFE doesn’t really have a purchase price. If you buy a SAFE for $100 you get a $100 SAFE. The terms of the SAFEs are described below.

§227.201(m) – Terms of the Securities

Overview

The Company is offering “securities” in the form of Simple Agreements for Future Equity, or “SAFEs.”

Conversion on Future Equity Raise

If the Company raises at least $1,000,000 in the future from the sale of its stock (common or preferred), then the SAFE will convert into that same type of stock, but at a 15% discount.

EXAMPLE: Suppose you invest $5,000 in our SAFE. Later, we raise $1,000,000 by selling a Series A Preferred Stock at $10 per share. Your SAFE will convert to shares of Series A Preferred Stock. Your SAFE will convert at $8.50 per share. Hence, having invested $5,000, you will receive 588 shares.

Conversion on Sale or IPO

If the Company is sold or goes public, you will receive the greater of (i) the price you paid for the SAFE, or (ii) the amount you would receive if your SAFE had been converted to common stock at the fair market value of the common stock as implied by the sale, but again reduced by your discount.

EXAMPLE: Suppose you invest $5,000 in our SAFE. Later, before we have raised at least $1,000,000 of additional capital, the Company is sold for a price that implies that the fair market value of our common stock is $15 per share. If your SAFE converted to common stock at your discount, you would receive 392 shares. Therefore, you will receive in the sale the greater of $5,000 or the amount payable with respect to 392 shares of common stock.

Liquidation

If the Company liquidates before it raises at least $1,000,000 of capital or is sold, you will have the right to receive the amount you paid for your SAFE, without interest. However, your right to payment will be (i) subordinate to (behind) the rights of the Company’s creditors, and (ii) on a par with others who hold SAFEs or preferred stock.

Voting and Shareholder Rights

The SAFE does not give you any voting rights in the Company or other rights as a shareholder. However, if the Company pays a dividend, you will have the right to share in the dividend.

Limits on Transfer

Your SAFE may not be transferred without the Company’s consent.

Modification of SAFEs

The SAFEs may be modified by the Company and holders of 50% of the SAFEs outstanding, measured by investment amount. Thus, your SAFE may be modified without your consent.

Who Controls the Company

Copyright Wallet Inc. is controlled by its Board of Directors and key officers. The Board consists of two members: Thomas Athey and Andres Botero. Thomas Athey holds multiple officer positions including President, Treasurer, and Secretary, while Andres Botero serves as the Chief Executive Officer.

Thomas Athey and Andres Botero each hold 50% of the voting power, making them the primary controllers of the company. Both individuals have significant roles in the management and decision-making processes of the company, with Thomas Athey overseeing financial and administrative operations, and Andres Botero managing overall executive functions.

How the Exercise of Rights by Controlling Persons Could Affect You

The individuals who control the Company could take many actions that would affect the holders of the SAFEs, including these:

●	They could make bad decisions, harming the Company.

●	They could devote less time to the Company than it requires.

●	They could issue securities with rights superior to those of the SAFEs.

●	They could pay themselves excessive compensation.

●	They could hire friends or relatives and pay them more than they’re worth.

●	They could enter into leases, loans, and other contracts with the Company on terms that are not fair to the Company.

●	They could sell the Company too soon, before it has achieved its full potential, or too late, after the best opportunities have passed.

Obligation to Contribute Capital

Once you pay for your SAFE you will have no obligation to contribute more money to the Company, and you will not be personally obligated for any debts of the Company. However, under some circumstances you could be required by law to return some or all of a distribution you receive from the Company.

Preemptive Rights

Owners of SAFEs to not have preemptive rights, i.e., the right to buy securities issued by the Company in the future.

Risks Associated with Minority Ownership

Owning a minority interest in a Company comes with risks, including these:

●	The risk that the person running the Company will do a bad job.

●	The risk that the person running the Company will die, become ill, or just quit, leaving the Company in limbo.

●	The risk that your interests and the interests of the person running the Company aren’t really aligned.

●	The risk that you will be “stuck” in the Company forever.

●	The risks that the actions taken by the person running the Company – including those listed above under “How the Exercise of Rights by Controlling Persons Could Affect You” – won’t be to your liking or in your interest.

Other Classes of Securities

Immediately before the offering of SAFEs, the Company had the following securities outstanding:

Type	Number or Amount	Characteristics (Voting Rights, Etc.)
Common Stock	9,000,000 shares	Standard voting rights, each share has one vote per matter
Founders Preferred Stock	1,000,000 shares	Enhanced voting rights and liquidation preference, convertible

§227.201(n) – The Funding Portal

The Company is offering its securities through Loupt Portal LLC, which is a “Funding Portal” licensed by the Securities and Exchange Commission and FINRA. The SEC File number is 7-446 and the Funding Portal Registration Depository (FPRD) number is 328217

§227.201(o) – Compensation of the Funding Portal

The Company will compensate Loupt Portal LLC as follows:

●	An administrative fee of $0.00; plus

●	A success fee equal to 9.00% of the amount raised[.][, of which 100% will be paid in cash and 0% paid by delivery of a SAFE.]

Loupt Portal LLC owns no interest in the Company, directly or indirectly, and will not acquire an interest as part of the Offering [(except for the compensation described above)], nor is there any arrangement for Loupt Portal LLC to acquire an interest.

§227.201(p) – Indebtedness of the Company

Creditor	Amount	Interest rate	Maturity Date	Other Important Terms
Varun Maheshwari	$15,000	5.00%	July 2024	n/a
	$______	_____%
	$______	_____%
	$______	_____%

Explanation for Investors

The indebtedness listed in that table is our “material” indebtedness, meaning indebtedness that is significant relative to the value of the Company as a whole.

§227.201(q) – Other Offerings of Securities within the Last Three Years

The company has not done any other offerings of securities within the last three years.

§227.201(r) – Transactions Between the Company and “Insiders”

The company does not have any transactions between the Company and “Insiders”.

§227.201(s) – The Company’s Financial Condition

Liquidity

The company is managing its liquidity challenges and working towards balancing its short-term obligations with available resources.

Capital Resources

The company has limited financial resources but has received investments to support its operations and growth initiatives.

Historical Results of Operations

Over the past year, the company did not generate revenue and incurred significant expenses, leading to substantial operational losses.

Changes and Trends

The company is utilizing financing activities to cover operational costs, showing a focus on securing funds to maintain and develop its business.

§227.201(t) – The Company’s Financial Statements

Our financial statements are attached as Exhibit D: Financial Statements

§227.201(u) – Disqualification Events

For the Company, the answer is No, none of the designated people committed any of the prohibited acts, ever.

§227.201(v) – Updates on the Progress of the Offering

You can track our progress in raising money for the offering on the Platform.

227.201(w) – Annual Reports for the Company

We will file a report with the Securities and Exchange Commission annually and post the report on our website at www.investloupt.com no later than 120 days after the end of each fiscal year.

It’s possible that at some point, the Company won’t be required to file anymore annual reports. We will notify you if that happens.

§227.201(x) – Our Compliance with Reporting Obligations

The Company has never raised money using Regulation Crowdfunding before, and therefore has never been required to file any reports.

§227.201(y) – Other Important Information Prospective Investors Should Know About

Apart from the detailed information already provided, investors should be aware of a few additional points. The music tech industry is evolving rapidly, and MESA Wallet is committed to staying at the forefront of these advancements. As a digital rights management tool, MESA Wallet leverages blockchain technology to ensure transparency and efficiency in managing artists' intellectual property. Additionally, the company is exploring the integration of NFTs to enhance creative monetization and streamline rights management. MESA's commitment to innovation and its agile approach to emerging technologies position it uniquely to capitalize on future market opportunities. Finally, while the company's initial focus is on music creators, its scalable platform has the potential to expand into other creative industries, offering a broad range of administrative and legal solutions for various content creators.